Exhibit 99.2

Business

For purposes of this Exhibit 99.2 - Business, the terms listed below shall have the following meanings:

•     The “Company,” “we,” “our” and “us” refer to Safehold Inc. (“Old SAFE”) and its consolidated subsidiaries prior to the Merger and to Safehold Inc. (formerly known as iStar Inc.) and its consolidated subsidiaries following the consummation of the Merger, unless the context indicates otherwise.

•     “iStar” means iStar Inc., a Maryland corporation, prior to the Merger (as defined below).

•     “Merger Agreement,” “MSD Partners” and “Spin-Off” each have the meanings set forth in the Current Report on Form 8-K to which this exhibit relates.

Explanatory Note for Purposes of the “Safe Harbor Provisions” of Section 21E of the Securities Exchange Act of 1934, as amended

Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are included with respect to, among other things, our current business plan, business strategy, portfolio management, prospects and liquidity. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results or outcomes to differ materially from those contained in the forward-looking statements. Important factors that we believe might cause such differences are discussed in in Exhibit 99.3 – Risk Factors to the Current Report on Form 8-K or otherwise accompany the forward-looking statements contained in this Current Report on Form 8-K. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In assessing all forward-looking statements, readers are urged to read carefully all cautionary statements contained in the Current Report on Form 8-K to which this exhibit relates.

Restructuring

On March 31, 2023, pursuant to the terms of the Merger Agreement, Old SAFE merged with and into the Company, then known as iStar Inc. (the “Merger”), at which time Old SAFE ceased to exist, the Company continued as the surviving corporation, and the Company changed its name to “Safehold Inc.” Additionally, in connection with the Merger, Safehold Operating Partnership LP converted into a Delaware limited liability company and renamed itself “Safehold GL Holdings LLC” (“Portfolio Holdings”), with the Company as its managing member. In addition, holders of Caret units in Old SAFE’s subsidiary, Caret Ventures LLC, contributed their interests in Caret Ventures LLC to Portfolio Holdings in return for Caret units issued by Portfolio Holdings. Following the restructuring, 100% of the equity interests in Caret Ventures LLC is held by Portfolio Holdings.

The following chart illustrates the current organizational structure of the Company.

Business

We are a publicly-traded company that operates our business through one reportable segment by acquiring, managing and capitalizing ground leases. We believe that our business has characteristics comparable to a high-grade, fixed income investment business, but with certain unique advantages. Relative to alternative fixed income investments generally, our ground leases typically benefit from built-in growth derived from contractual base rent increases (either at a specified percentage or consumer price index (“CPI”) based, or both), and the opportunity to realize value from residual rights to take ownership of the buildings and other improvements on our land at no additional cost to us. We believe that these features offer us the opportunity to realize superior risk-adjusted total returns when compared to certain alternative highly-rated investments.

Ground leases generally represent the ownership of land underlying commercial real estate projects that is net leased on a long-term basis (base terms are typically 30 to 99 years, often with tenant renewal options) by the fee owner of the land (landlord) to the owners/operators of the real estate projects built thereon (“Ground Lease”), or what we refer to as a SafeholdTM. The property is generally leased on a triple net basis with the tenant generally responsible for taxes, maintenance and insurance as well as all operating costs and capital expenditures. Ground Leases typically provide that at the end of the lease term or upon tenant default and the termination of the Ground Lease upon such default, the land, building and all improvements revert to the landlord. We have become the industry leader in Ground Leases by demonstrating the value of the product to real estate investors, owners, operators and developers and expanding their use throughout major metropolitan areas.

We have a portfolio of properties diversified by property type and region. Our portfolio is comprised of Ground Leases and one master lease (relating to five hotel assets that we refer to as our “Park Hotels Portfolio”) that provide for contractual periodic rent escalations and in some cases percentage rent participations in gross revenues generated at the relevant properties.

We have chosen to focus on Ground Leases because we believe they meet an important need in the real estate capital markets for our customers. We also believe Ground Leases offer a unique combination of safety, income growth and the potential for capital appreciation for investors for the following reasons:

High Quality Long-Term Cash Flow: We believe that a Ground Lease represents a safe position in a property’s capital structure. The combined value of the land and buildings and improvements subject to a Ground Lease (the “Combined Property Value”) typically significantly exceeds a landlord’s investment in a Ground Lease. Therefore, even if the landlord takes over the property following a tenant default or upon expiration of the Ground Lease, the landlord is reasonably likely to recover substantially all of its Ground Lease investment, and possibly amounts in excess of its investment, depending upon prevailing market conditions. Additionally, the typical structure of a Ground Lease provides the landlord with a residual right to regain possession of its land and take ownership of the buildings and improvements thereon upon a tenant default. The landlord’s residual right provides a strong incentive for a Ground Lease tenant or its leasehold lender to make the required Ground Lease rent payments.

Income Growth: Ground Leases typically provide growing income streams through contractual base rent escalators that may compound over the duration of the lease. These rent escalators may be based on fixed increases, CPI or a combination thereof, and may also include a participation in the gross revenues of the property. We believe that this growth in the lease rate over time can mitigate the effects of inflation and capture anticipated increases in land values over time, as well as serving as a basis for growing our dividend.

Opportunity for Capital Appreciation: The opportunity for capital appreciation comes in two forms. First, as the ground rent grows over time, the value of the Ground Lease should grow under market conditions in which capitalization rates remain flat. Second, our residual right to regain possession of the land underlying the Ground Lease and take title to the buildings and other improvements thereon for no additional consideration creates additional potential value to our shareholders.

We generally target Ground Lease investments in which the initial cost of the Ground Lease represents 30% to 45% of the Combined Property Value as if the Ground Lease did not exist. If the initial cost of a Ground Lease is equal to 35% of the Combined Property Value, the remaining 65% of the Combined Property Value represents potential excess value over the amount of our investment that would be turned over to us upon the reversion of the property, assuming no intervening change in the Combined Property Value. In our view, there is a strong correlation between inflation and commercial real estate values over time, which supports our belief that the value of our owned residual portfolio should increase over time as inflation increases, although our ability to recognize value in certain cases may be limited by the rights of our tenants under some of our Ground Leases, including tenant rights to purchase our land in certain circumstances and the right of one tenant to demolish improvements prior to the expiration of the lease. See “Risk Factors” for a discussion of these tenant rights.

Owned Residual Portfolio: We believe that the residual right is a unique feature distinguishing Ground Leases from other fixed income investments and property types. We refer to the value of the land and improvements subject to a Ground Lease in excess of our investment basis as unrealized capital appreciation (“UCA”). We track the UCA in the value of our owned residual portfolio over our basis because we believe it provides relevant information with regard to the three key investment characteristics of our Ground Leases: (1) the safety of our position in a tenant’s capital structure; (2) the quality of the long-term cash flows generated by our portfolio rent that increases over time; and (3) increases and decreases in the Combined Property Value of the portfolio that reverts to us pursuant to such residual rights.

We believe that, similar to a loan to value metric, tracking changes in the value of our owned residual portfolio is useful as an indicator of the quality of our cash flows and the safety of our position in a tenant’s capital structure, which, in turn, supports our objective to pay and grow dividends over time. Observing changes in our owned residual portfolio value also helps us monitor changes in the value of the real estate portfolio that reverts to us under the terms of the leases, either at the expiration or earlier termination of the lease. The value may be realized by us at the relevant time by entering into a new lease reflecting then current market terms and values, selling the building, selling the building with the land, or operating the building directly and leasing the spaces to tenants at prevailing market rates.

We have engaged an independent valuation firm to prepare: (a) initial reports of the Combined Property Value associated with our Ground Lease portfolio; and (b) periodic updates of such reports, which we use, in part, to determine the current estimated value of our owned residual portfolio. We calculate this estimated value by subtracting our original aggregate cost basis in the Ground Leases from our estimated aggregate Combined Property Value based on estimates by the valuation firm and by management.

The table below shows the current estimated UCA as of December 31, 2022 and 2021 ($ in millions):(1)

	December 31, 2022	December 31, 2021
Combined Property Value(2)	$16,529	$12,725
Ground Lease Cost(2)	6,008	4,664
Unrealized Capital Appreciation in Our Owned Residual Portfolio	10,521	8,061

(1) Please review the Current Report on Form 8-K filed by Old SAFE on February 14, 2023 for a discussion of the valuation methodology used and important limitations and qualifications of the calculation of UCA. See the risk factor titled “Risks Related to Our Portfolio and Our Business–Certain tenant rights under our Ground Leases may limit the value and the UCA we are able to realize upon lease expiration, sale of our land and Ground Leases or other events” included in Exhibit 99.3 to the Current Report on Form 8-K to which this exhibit relates for a discussion of certain tenant rights and other terms of the leases that may limit our ability to realize value from the UCA.

(2) Combined Property Value includes our applicable percentage interests in our unconsolidated ventures and $1,653.2 million and $818.3 million related to transactions with remaining unfunded commitments as of December 31, 2022 and 2021, respectively. Ground Lease Cost includes our applicable percentage interests in our unconsolidated ventures and $308.2 million and $165.5 million of unfunded commitments as of December 31, 2022 and 2021, respectively. As of December 31, 2022, our gross book value as a percentage of Combined Property Value was 40%.

In 2018, Old SAFE established the Caret program (as defined below). The Caret program is designed to recognize the two distinct components of value in our Ground Lease portfolio by separating them into:

•	the “bond component,” which consists of the bond-like income stream we receive from contractual rent payments under its Ground Leases, plus the return of our investment basis in each asset; and

•	the “Caret component,” which consists of the UCA above our investment basis in its Ground Leases due to our ownership of the land and improvements at the end of the term of the applicable Ground Lease.

Portfolio Holdings’ two classes of limited liability company interests are designed to track these two components: “GL units” are intended to track the bond component and “Caret units” are designed to track the Caret component (the “Caret program”). Safehold Inc. currently holds all of the issued and outstanding GL units of Portfolio Holdings.

In general, all of our Ground Leases are subject to the Caret program except for non-commercial Ground Leases and pre-development Ground Leases. Holders of Caret units are generally entitled to amounts equal to the net proceeds from the disposition of a Ground Lease asset in excess of the cost borne by us to acquire such asset (including amounts paid to the tenant in connection with the initial development of improvements at the properties). However, we are entitled to deduct (i) unrecovered acquisition costs borne by Portfolio Holdings following the termination of an applicable Ground Lease by reason of defaults of tenants; (ii) accrued unpaid rent under the applicable Ground Lease; and (iii) unrecovered costs relating to the issuance, maintenance and management of Caret units as a separate security, among other costs, from the amount payable to the holders of Caret units on account of such net proceeds. See “SAFE Proposal 2: The SAFE Caret Amendment Proposal” in our Registration Statement on Form S-4, filed with the SEC on December 16, 2022, for more information on the Caret program.

During the third quarter of 2018, Old SAFE adopted, and in the second quarter of 2019, its stockholders approved, the Caret Performance Incentive Plan (the “Original Caret Performance Incentive Plan”). Under the Original Caret Performance Incentive Plan, 1,500,000 Caret units were reserved for grants of performance-based awards to Original Caret Performance Incentive Plan participants, including certain executives of the Company, or its affiliates, directors of Old SAFE and service providers of Old SAFE. Initial grants under the Original Caret Performance Incentive Plan were subject to graduated vesting based on time-based service conditions and hurdles of our common stock price, all of which were satisfied as of December 31, 2022. In addition, in February 2022, 1,150 additional Caret units were awarded under the Original Caret Performance Incentive Plan, all of which have vested except for 1,000 Caret units scheduled to vest on December 31, 2023. In connection with the Merger, certain officers have agreed to have a portion of their otherwise vested Caret units re-vest for a period of two years. Additionally, immediately following the Merger, we amended and restated the Original Caret Performance Incentive Plan (the “Caret Performance Incentive Plan”) and 76,801 Caret units were awarded to executive officers and other employees under such plan that are subject to cliff vesting on the fourth anniversary of their grant date if our common stock has traded at an average price of $60.00 or more for at least 30 consecutive trading days during that four year period. As a result, as of immediately following the Merger, vested and unvested Caret units beneficially owned by our officers and other employees represent approximately 12.50% of the authorized Caret units, including 6.13% and 2.81% held directly and indirectly by Jay Sugarman, our Chairman and Chief Executive Officer, and Marcos Alvarado, our President and Chief Investment Officer, respectively.

In addition to the Caret units awarded or reserved for issuance under our Caret Performance Incentive Plan, Old SAFE sold or contracted to sell an aggregate of 259,642 Caret units to third-party investors, including affiliates of MSD Partners and an entity affiliated with one of our independent directors. As a result, the Company currently owns the remaining 82.2% of the outstanding Caret units. In connection with the sale of 137,142 Caret units in February 2022 (28,571 of which were committed to be purchased at the time, but have not yet closed), Old SAFE agreed to use commercially reasonable efforts to provide public market liquidity for such Caret units by seeking to provide a listing of the Caret units (or securities into which they may be exchanged) on a public exchange within two years of the sale. In the event market liquidity of the Caret units is not achieved within such two year period at a valuation not less than the purchase price for the Caret units purchased in February 2022, reduced by an amount equal to the amount of subsequent cash distributions made to investors on account of such Caret units, then the investors in the February 2022 transaction have the right to cause their Caret units purchased in February 2022 to be redeemed by Portfolio Holdings at such purchase price as so reduced.

In August 2022, Old SAFE entered into an agreement with MSD Partners who has subscribed to purchase 100,000 Caret units from us for an aggregate purchase price of $20.0 million conditioned on the closing of the Spin-Off and the Merger (refer to Note 1 to the consolidated financial statements). MSD Partners’ obligations to purchase the Caret units are also subject to certain other conditions (refer to Note 1 to the consolidated financial statements). In November 2022, Old SAFE entered into subscription agreements for an aggregate of 22,500 Caret units for an aggregate $4.5 million, or $200 per unit, with certain third-party investors. The third-party investors obligations to purchase the Caret units is contingent upon the MSD Partners’ Caret unit purchase.

In September 2022, Old SAFE sold a Ground Lease in the Washington, D.C. market for $136.0 million to a third-party purchaser. The transaction generated a net book gain for us of approximately $46.4 million. After paying closing costs, establishing reserves for Caret-related expenses and deducting the original $76.7 million cost basis to us, the remaining proceeds have been distributed approximately 84% to Old SAFE and approximately 16% to the minority holders of Caret units. In addition, MSD Partners received a credit against their purchase price for Caret units equal to the amount they would have received had they held Caret units at the time of the distribution.

Market Opportunity: We believe that there is a significant market opportunity for a dedicated provider of Ground Lease capital like us. We believe that the market for existing Ground Leases is fragmented with ownership comprised primarily of high net worth individuals, pension funds, life insurance companies, estates and endowments. However, while we intend to pursue acquisitions of existing Ground Leases, our investment thesis is predicated, in part, on what we believe is an untapped market opportunity to expand the use of Ground Leases to a broader component of the approximately $7.0 trillion institutional commercial property market in the U.S. We intend to capture this market opportunity by utilizing multiple sourcing and origination channels, including manufacturing new Ground Leases with third-party owners and developers of commercial real estate and originating Ground Leases to provide capital for development and redevelopment. We further believe that Ground Leases generally represent an attractive source of capital for our tenants and may allow them to generate superior returns on their invested equity as compared to utilizing alternative sources of capital. We draw on the Company’s extensive investment origination and sourcing platform to actively promote the benefits of the Ground Lease structure to prospective Ground Lease tenants.

Additionally, we have created additional channels and products that allows us to build a larger, captive pipeline. In connection with the Merger, Old SAFE acquired iStar’s 53% interest in iStar’s two Ground Lease ecosystem funds, ground lease plus and leasehold loan. The ground lease plus fund includes 3 assets, and targets high quality projects in pre-construction development phase with institutional developers. The leasehold loan fund currently includes 4 assets, and allows for customers to receive their full capital structure needs in one place. Customers are able to receive a mortgage leasehold loan as well as a Ground Lease though us. We also created “SAFExSWAP,” which is a program that allows real estate investors with existing ground leases to swap into one of our Ground Leases. Additionally, our product “SAFExSELL” provides clients with an opportunity to enter into a Ground Lease at the time of the sale of a real estate asset, generating greater proceeds than would normally be expected in connection with the sale in fee simple.

We are a Maryland corporation. Our common stock is listed on the New York Stock Exchange under the symbol “SAFE.” We elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the tax year ended December 31, 1998. We conduct all of our business and own all of our properties through our subsidiary operating company, Safehold GL Holdings LLC (“Portfolio Holdings”).

Investment Strategy

Our primary investment objective is to construct a diversified portfolio of Ground Leases that will generate attractive high-quality risk-adjusted returns and support stable and growing distributions to our shareholders. We have identified several channels for pursuing Ground Lease investment opportunities which include:

•	Create a Ground Lease with a Third Party at Acquisition or Recapitalization. We seek to pursue opportunities where a third party acquiror or existing owner of a commercial property may be interested in utilizing a Ground Lease structure to facilitate its options with respect to its interests in the property. We will create the Ground Lease by splitting ownership of the property into an ownership interest and Ground Lease on the land, and a separate leasehold interest of the building and improvements thereon. We will acquire the ownership interest and Ground Lease on the land from the third party.

•	Originate Ground Leases to Provide Capital For Development or Value-Add Redevelopment or Repositioning. We seek opportunities where we can purchase land and simultaneously lease it pursuant to a new Ground Lease to a tenant who plans to develop a new, or significantly improve an existing, commercial property on the land.

•	Acquire Existing Ground Leases. We seek to acquire existing Ground Leases or options to acquire existing Ground Leases that are marketed for sale and actively solicit potential sellers and related property brokers of existing Ground Leases to engage in off-market transactions. Our structure as a holding company gives us the ability to acquire Ground Leases from owners, particularly estates and high net worth individuals, using GL units or Caret units that may provide the seller with tax advantages, as well as liquidity, portfolio diversification and professional management.

We generally intend to target Ground Leases that meet some or all of the following investment criteria:

•	Properties of any type that are located in the top 30 metropolitan areas;

•	Properties that we believe are well located in markets with high barriers to entry and that have durable cash flow;

•	Transaction sizes between $10 million and $500 million or more;

•	Average remaining initial lease terms that are typically 30 to 99 years;

•	Periodic contractual rent escalators or percentage rent participations;

•	Ground Rent Coverage, defined as the ratio of the Property’s NOI to the annualized rental payment due us, of approximately 2.0x to 4.5x. Property NOI is defined as the trailing twelve month net operating income of the building and improvements being operated at the property without giving effect to any rent paid or payable under our Ground Lease, and for this purpose we use estimates of the stabilized Property NOI if we don’t receive current tenant information and for properties under construction or in transition, in each case based on leasing activity at the property and available market information, including leasing activity at comparable properties in the relevant market;

•	Value of approximately 30% to 45% of the Combined Property Value at the commencement of the lease or the acquisition date; and

•	First year cash return on asset of between 2.5% and 5.0% and effective yields between 4.5% and 7.0%.

Financing Strategy

We utilize and expect to continue to utilize leverage. Our current strategy is to generally target overall leverage at an amount that is approximately 25% of the aggregate Combined Property Value of our portfolio, but not to exceed an overall ratio of 2:1 relative to our total equity. However, our organizational documents do not limit the amount of indebtedness that we may incur. We anticipate that our management and board of directors will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed or floating rate. Our board of directors may from time to time modify our leverage policies in light of the then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general market conditions for debt and equity issuances, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors, including the restrictive covenants under our debt obligations. Subject to our qualification as a REIT, we seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements.

To the extent our board of directors determines to obtain additional capital, we may, without stockholder approval, borrow funds or issue debt or equity securities, including additional GL units or Caret units, retain earnings (subject to the distribution requirements applicable to REITs under the Code) or pursue a combination of these methods.

Hedging Strategy

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. We intend to structure hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Conflict of Interest Policies

Conflicts of interest may exist or could arise in the future with any member of Portfolio Holdings or in our relationship with Star Holdings, a Maryland statutory trust (“Star Holdings”). Conflicts may include, without limitation: conflicts between the interests of our stockholders and the management holders of Caret units, conflicts arising from the enforcement of agreements between us and Star Holdings; conflicts in the amount of time that our officers and employees will spend on Star Holdings’ affairs vs. our other affairs; conflicts in determining whether to seek reimbursement from Star Holdings of certain expenses we incur on its behalf; and conflicts between the interests of our shareholders and members of our management who hold Star Holdings common stock.

Competition

We compete with numerous commercial developers, real estate companies (including other REITs), financial institutions (such as banks and insurance companies) and other investors (such as pension funds, investment funds, private companies and individuals) for investment opportunities and tenants. This competition may result in higher costs for properties, lower returns and impact our ability to grow. Some of these competitors have greater financial and other resources and access to more attractive capital than we do. However, due to our focus on Ground Leases located throughout the U.S., and because some of our competitors are locally and/or regionally focused, we do not always encounter the same competitors in each market.

Regulation

We believe that we have been organized and have operated in a manner that has enabled us to maintain our qualification as a REIT and our exemption from regulation as an investment company under the Investment Company Act of 1940, as amended, and we intend to continue to do so. In addition, our properties are subject to various laws, ordinances and regulations. Our tenants are generally responsible under our Ground Leases for taxes, maintenance and insurance as well as all operating costs and capital expenditures, including capital expenditures that may result from compliance with environmental and other laws and regulations. Although our tenants are primarily responsible for any damages and claims arising from the leased properties’ compliance with applicable environmental and other laws and regulations, a tenant’s bankruptcy or inability to satisfy its obligations for these types of damages or claims could require us to satisfy such liabilities. In addition, we may be held directly liable for any such damages or claims irrespective of the provisions of any lease.

Code of Conduct

On March 31, 2023, the board of directors adopted a new code of conduct that applies to the Company’s directors, officers and employees (the “Code of Conduct”). The purpose of the Code of Conduct is to promote honest and ethical conduct, compliance with applicable governmental rules and regulations, full, fair, accurate, timely and understandable disclosure in periodic reports, prompt internal reporting of violations of the Code of Conduct and a culture of honesty and accountability. A copy of the Code of Conduct has been provided to each of our directors, officers, and relevant employees, who are required to acknowledge that they have received and will comply with the Code of Conduct. The Code of Conduct is available on the Company’s website at www.safeholdinc.com. The Company will disclose on its website material changes to its Code of Conduct, or any waivers for directors or executive officers, if any, within four business days of any such event. As of March 31, 2023, there have been no amendments to the Code of Conduct and the Company has not granted any waivers from any provision of the Code of Conduct to any directors or executive officers.

Human Capital Resources

Prior to the Merger, we had no employees and relied on our Manager for our human capital resources. As of December 31, 2022, iStar had 118 employees, compared to 143 employees as of December 31, 2021, substantially all of whom are full time employees and are not represented by any collective bargaining agreements. Prior to the Merger, our Manager was responsible for directly compensating and providing benefits to its employees who provided services to us, although we granted equity compensation in the form of Caret units and related cash distributions and other stock-based awards to members of senior management and other iStar employees. iStar’s sale in March 2022 of its net lease portfolio as well as the Merger have and may continue to reduce the number of our employees. As of April 1, 2023, we had 88 employees, substantially all of whom are full time employees and are not represented by any collective bargaining agreements.

In our recruiting efforts, we generally strives to have a diverse group of candidates to consider for roles. In addition, we maintain a variety of development, health and wellness and charitable programs for our personnel.

Additional Information

We maintain a website at www.safeholdinc.com. The information on our website is not incorporated by reference in this Current Report on Form 8-K, and our web address is included only as an inactive textual reference. In addition to our annual reports on Form 10-K, we file quarterly and special reports, proxy statements and other information with the SEC. Through our website, we make available free of charge our annual proxy statement, annual reports to shareholders, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. These documents also may be accessed through the SEC’s electronic data gathering, analysis and retrieval system via electronic means, including on the SEC’s homepage, which can be found at www.sec.gov.